Exhibit 10.1


                               SEVERANCE AGREEMENT


            THIS SEVERANCE AGREEMENT is made as of the ___ day of ________, 199_, between Imation Corp., a Delaware corporation, with its principal offices at One Imation Place, Oakdale, Minnesota 55125 (the "Company") and _________ ("Executive"), residing at
      ______________________________________.___________________________________


            WHEREAS, this Agreement is intended to specify the financial arrangements that the Company will provide to Executive upon Executive's separation from employment with the Company under any of the circumstances described herein; and

            WHEREAS, this Agreement is entered into by the Company in the belief that it is in the best interests of the Company and its shareholders to help assure that the Company will have the continued dedication of the Executive during his or her employment with the Company, by providing for certain severance benefits under certain circumstances in connection with the Executive's employment with the Company, thereby enhancing the Company's ability to attract and retain highly qualified people.

            NOW THEREFORE, to assure the Company that it will have the continued dedication of Executive, and to induce Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and Executive agree as follows:

            1. Term of Agreement. The term of this Agreement shall commence on the date of this Agreement (the "Effective Date") and shall continue in effect until the first anniversary of the Effective Date, and shall thereafter be automatically renewed for successive one-year terms provided that you are employed by the Company on each anniversary of the Effective Date (the "Covered Period"), unless, the Board of Directors of the Company shall have authorized, by majority vote, management of the Company to give notice to Executive, and the Company shall have given such notice, that the Company does not wish to extend this Agreement, and provided further, that, notwithstanding any such notice by the Company not to extend, this Agreement shall continue in effect for a period of 12 months beyond the term provided herein.

            2. Definitions. When the following terms are used in this Agreement with initial capital letters, they shall have the following meanings.

            (i) "Cause" shall mean termination by the Company of your employment based upon:

                  (a) the willful and continued failure by you to substantially perform your duties and obligations (other than any such failure resulting from incapacity due to physical or mental illness or any such actual or anticipated failure resulting from your termination for Good Reason);

                  (b) the willful engaging by you in misconduct which is
            materially injurious to the Company, monetarily or otherwise; or

                  (c) your conviction of, or entering a plea of nolo contendere to, a crime that constitutes a felony.

            For purposes of this Section 2(i), no action or failure to act on your part shall be considered "willful" unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in the best interests of the Company.

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            (ii) "Good Reason" shall mean the occurrence of any of the following events, except for occurrence of such an event in connection with the termination of your employment or reassignment by the Company for Cause, for disability or for death:

                  (a) the assignment to you of employment duties, functions or responsibilities that are significantly different from, and result in a substantial diminution of, your duties, functions or responsibilities as of the date of this Agreement; or

                  (b) a significant reduction by the Company in your base
            salary, bonus opportunity or benefits as in effect as of the date of this Agreement;

            (iii) "Date of Termination" shall mean the date specified in the Notice of Termination (except in the case of your death, in which case Date of Termination shall be the date of death).

            (iv) "Notice of Termination" shall mean a written notice which sets forth the Date of Termination and, in reasonable detail, the facts and circumstances claimed to provide a basis, if any, for termination of your employment.

            3. Termination Procedures. Any purported termination of your employment by the Company or you (other than by reason of your death) during the Covered Period shall be communicated by a Notice of Termination in accordance with Section 9 hereof. No purported termination by the Company of your employment in the Covered Period shall be effective if it is not pursuant to a Notice of Termination. Failure by you to provide Notice of Termination shall not limit any of your rights under this Agreement except (a) that the Company shall be permitted to cure any purported event specified in Section 2 (ii) and (b) to the extent the Company can demonstrate that it suffered actual damages by reason of such failure.

            4. Qualification for Severance Benefits. You shall be eligible for severance benefits pursuant to the terms of this Agreement if your employment is terminated and the Date of Termination occurs during the Covered Period in either of the following circumstances: (a) termination of employment by the Company for any reason other than Cause or (b) termination of employment by you for Good Reason; provided, however, that you shall not begin receiving any payments or benefits under this Agreement unless and until you execute an effective general release of all claims against the Company and its affiliates in the form and manner prescribed by the Company; and provided further, that failure to execute such a general release within one month of your Date of Termination shall result in the loss of any rights to receive payments or benefits under this Agreement. No severance benefits become payable pursuant to this Agreement in the event of termination of employment upon your death or disability.

            5. Compensation Upon Termination.

            (i) Amounts. Upon qualification for severance benefits pursuant to this Agreement, you shall be entitled to the benefits, to be funded from the general assets of the Company, provided below:

                  (a) The Company shall pay to you (i) the full base salary
            earned by you and unpaid through the Date of Termination, at the rate in effect on the date of the Notice of Termination, (ii) any amount earned by you as a bonus with respect to the fiscal year of the Company preceding the Date of Termination if such bonus has not theretofore been paid to you, and (iii) an amount representing credit for any vacation earned or accrued by you but not taken during the current "vacation year.";

                  (b) In lieu of any further base salary payments to you for periods subsequent to the Date of Termination, the Company shall pay to you a cash amount equal to the sum of:

                        (I) an amount equal to the target bonus under the
                  applicable bonus plan for the fiscal year in which the Date of Termination occurs; plus

                        (II) an amount equal to one year's salary for the fiscal
                  year in which the Date of Termination occurs.

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                  (c) The Company shall provide the Company's standard employee medical and dental insurance coverages, as elected by you and in effect immediately prior to the Date of Termination, for twelve (12) months following the Date of Termination.

                  (d) Notwithstanding any other agreement in existence between the Company and you at the Date of Termination, all shares of restricted stock owned or held by you or promised to you by the Company shall be immediately vested in you without further restriction and you shall be treated at that time as the unrestricted owner of such Company stock, subject to applicable constraints under federal and state securities laws.

            (ii) No Disability Benefits. The Company shall not be required to continue to provide disability benefits (group or individual) following your Date of Termination other than with respect to benefits to which you became entitled prior to the Date of Termination and which are required to be paid following such Date of Termination in accordance with the terms of applicable disability plans or policies in effect prior to such Date of Termination.

            (iii) Time and Form of Cash Payments. The cash payments provided for in Sections 5(i)(a) and 5(i)(b) above shall be paid at regular payroll intervals beginning after your Date of Termination (subject to the provisions of Section 4 of this Agreement relating to execution of a general release of claims) or, at the election of the Company, in a single lump sum payment as soon as administratively feasible after the Date of Termination. If severance is paid at regular payroll periods, you shall receive the same amount each pay-day that you were receiving before termination (plus an amount equal to the pro rata portion of your target bonus, if not otherwise included in such pre-termination amount) until the total amount of severance pay that is due under this agreement has been paid. All severance payments are subject to any required withholding. In no event, however, shall severance payments be made beyond twelve (12) months after the Date of Termination; provided, however, that appropriate adjustments to payment amounts will be made so that you are paid all cash payments to which you become entitled under this Agreement.

            (iv) Effect of Reemployment. If you are re-employed by the Company after severance payments have been scheduled to be made but before the final severance payment is made, all remaining severance payments shall be suspended and shall automatically terminate as of the date of re-employment. If you have received severance payments in a single lump sum and are re-employed before the date the final severance payment would have been made if payments had been made at regular payroll intervals, you will be required to refund to the Company: (a) that portion of the lump sum payment representing severance payments you would have received after the date of re-employment minus (b) an amount equal to any taxes paid or payable on such portion of the lump sum payment.

            (v) No Mitigation. You shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this
      Section 5 be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise, except as set forth in Section 5.(iv) hereof.

            6. 280G Limitation. In the event that any payment or benefit received or to be received by you (whether payable pursuant to the terms of this Agreement or otherwise (collectively, the "Total Payments")) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest, penalties or additions to tax with respect to such excise tax (such excise tax, together with any such interest, penalties or additions to tax, are collectively referred to as the "Excise Tax"), then you shall be entitled to receive from the Company an additional cash payment (a "Gross-Up Payment") within thirty business days of such determination in an amount such that after payment by you of all taxes (including such interest, penalties or additions to tax imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. All determinations required to be made under this Section 6, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by an independent accounting firm retained by the Company (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and you within a reasonable period of time as requested by the Company. If the Accounting Firm determines that no Excise Tax is payable by you, it shall furnish you with an opinion that you have substantial authority not to report any Excise Tax on your federal income tax return.

            Any uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder shall be resolved in favor of you. As a result of the uncertainty in the application of

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      Section 4999 of the Code at the time of the initial determination by the
      Accounting Firm hereunder, it is possible that at a later time there will be a determination that the Gross-Up Payments made by the Company were less than the Gross-Up Payments that should have been made by the Company ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that you are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment, if any, that has occurred and any such Underpayment shall be promptly paid by the Company to you or for your benefit. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that at a later time there will be a determination that the Gross-Up Payments made by the Company were more than the Gross-Up Payments that should have been made by the Company ("Overpayment"), consistent with the calculations required to be made hereunder. You agree to refund to the Company the amount of any Overpayment that the Accounting Firm shall determine has occurred hereunder. Any determination by the Accounting Firm as to the amount of any Gross-Up Payment, including the amount of any Underpayment or Overpayment, shall be binding upon the Company and you.

            7. Successors.

            (i) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

            (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to your devisee, legatee or other designee or, if there is no such designee, to your estate or, if no estate, in accordance with applicable law.

            (iii) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 10(c) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

            8. Notice. All notices, requests, demands and all other communications required or permitted by either party to the other party by this Agreement (including, without limitation, any Notice of Termination) shall be in writing and shall be deemed to have been duly given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party as follows:

            If to the Company:   Imation Corp.
                                 Attention:
                                 One Imation Place
                                 Oakdale, Minnesota

            If to you:           _____________________
                                 _____________________
                                 _____________________
                                 _____________________

      Either party to this Agreement may change its address for purposes of this
      Section 9 by giving fifteen (15) days' prior written notice to the other party hereto.

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            9. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the Company. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Minnesota without regard to its conflicts of law principles.

            10. Effect of Agreement; Entire Agreement. This agreement supersedes any and all other oral or written agreements or policies made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof.

            11. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

            12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

            13. Employment. This Agreement does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee, to continue your current employment status or to change any employment policies of the Company, including but not limited to the Company's Employee Agreement.


If this letter sets forth our agreement on the subject matter hereof, please sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.


                          IMATION CORP.:


                          By:_________________________________

                               William T. Monahan
                          Its: Chairman, President and
                               Chief Executive Officer


                          EXECUTIVE:


                          ____________________________________
                          (EXECUTIVE NAME)

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